  Exhibit 99.1

CORMEDIX INC. REPORTS THIRD QUARTER FINANCIAL RESULTS AND PROVIDES BUSINESS UPDATE
Conference Call today at 4:30 p.m. Eastern Time

Berkeley Heights, NJ – November 14, 2018 – CorMedix Inc. (NYSE American: CRMD), a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory disease, today announced financial results for the third quarter and nine months ended September 30, 2018 and provided an update on recent business developments.

“After the Data and Safety Monitoring Board recommended our LOCK-IT 100 trial be halted for efficacy, we began the methodical process of closing the study and are well on our way to completing locking the data set,” said Khoso Baluch, Chief Executive Officer of CorMedix. “Additionally, we are simultaneously preparing to file an NDA with the Food and Drug Administration for Neutrolin in anticipation of receiving a favorable response from the FDA at our upcoming meeting to discuss Neutrolin's development path. Our clinical team has put in a tremendous effort and we are pleased with the progress on all fronts. We look forward to commercializing Neutrolin and meaningfully advance patient care by significantly reducing or eliminating costly and potentially deadly catheter-related bloodstream infections.”

Recent Corporate and Clinical Highlights:

●
In the process of locking the data set from the LOCK-IT 100 trial, which the Company halted for efficacy on the recommendation of the independent Data and Safety Monitoring Board (DSMB) after it completed its review and analysis of the interim data. The DSMB recommended the study be terminated early as the pre-specified level of statistical significance had been achieved and efficacy had been demonstrated. No safety concerns were reported by the DSMB based on the interim data.

●
Completed a confidential settlement agreement with its CRO in which the Company agreed to make certain payments to its CRO through January 2019, plus investigator fees and third party costs that have not been invoiced as of September 30, 2018. The settlement agreement will result in full satisfaction of the balance of the accounts payable and accrued expenses recorded as of September 30, 2018 in connection with the Master Services Agreement. Additionally, in parallel with the settlement agreement, a new work order under the Master Service Agreement was executed specifying certain services the CRO will continue to provide to the Company related to the closeout of the study.

●
Signed a binding term sheet with the Company’s largest investor (the “Investor”) for a proposed new $7.5 million secured convertible debt financing, which subject to completion of documentation, will be closed and drawn before year end 2018. The three year note will bear interest at 10% per annum and will be convertible into the Company’s common stock at a conversion price of $1.50 per share.

Third Quarter and Nine Month 2018 Financial Highlights

For the third quarter 2018, CorMedix recorded a net loss of $10.2 million, or $0.11 per share, compared with a net loss of $10.0 million, or $0.17 per share, in the third quarter 2017, an increase of $0.2 million. The increase in net loss in the third quarter 2018 compared with the third quarter of 2017 was driven primarily by increased costs related to the LOCK-IT-100 clinical study. During the third quarter of 2017, the Company also recorded a $1.9 million non-cash gain related to a change in the fair value of warrants issued in connection with a public offering.

Operating expenses in the third quarter 2018 were $10.3 million, compared to $8.0 million in the third quarter of 2017, an increase of approximately 28.8%. This increase was due primarily to a $2.3 million, or 38.3% increase, in R&D expense, while SG&A expense remained unchanged. Within R&D, the cost of the LOCK-IT-100 clinical trial increased by $1.7 million due to higher investigator site fees resulting from the accelerated efforts to complete patient dosing and the one month safety follow-up, and to record all trial related data as quickly as possible in order to permit timely site closure.

For the nine months ended September 30, 2018, CorMedix recorded a net loss of $29.0 million, or $0.35 per share, compared with a net loss of $22.7 million, or $0.44 per share, in the first nine months of 2017, an increase of $6.3 million. The increase in net loss in the first nine months of 2018 compared with the first nine months of 2017 was driven primarily by increased costs related to the LOCK-IT-100 clinical study. During the first nine months of 2017, the Company also recorded a $1.9 million non-cash gain related to a change in the fair value of warrants issued in connection with a public offering completed in May 2017.

Operating expenses in the nine months ended September 30, 2018 were $29.0 million, compared to $22.7 million in the nine months ended September 30, 2017, an increase of approximately 27.8%. This increase was due primarily to a $7.1 million, or 44.5% increase, in R&D expense, while SG&A expense declined by $0.8 million.

Total cash on hand and short-term investments as of September 30, 2018 was $6.4 million, excluding restricted cash of $0.2 million. The Company believes that, based on the Company’s cash resources at September 30, 2018, the proceeds received under its ATM program through the filing date of its report on Form 10-Q, the financial impact of the CRO settlement agreement, and the anticipated closing of the convertible debt transaction it has sufficient resources to fund the Company’s operations into the second quarter of 2019. The Company will more fully evaluate the amount of funding needed to complete Neutrolin development and file an NDA after its planned meeting with the FDA.

Conference Call Information:

CorMedix CEO, Khoso Baluch will host a conference call and webcast today, November 14, 2018, at 4:30 PM Eastern Time, to discuss recent corporate developments and financial results. Call details and dial-in information are as follows:

Wednesday, November 14 at 4:30pm Eastern Time

Domestic:
877-407-9124
International:
201-689-8584
Conference ID:
13684636
Webcast:
http://www.investorcalendar.com/event/40032

Replays, Available through November 28, 2018:
Domestic:
877-481-4010
International:
919-882-2331 40032
Replay PIN:
40032

About CorMedix
CorMedix Inc. is a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory diseases. The Company is focused on developing its lead product Neutrolin®, a novel, non-antibiotic antimicrobial solution designed to prevent costly and dangerous bloodstream infections associated with the use of central venous catheters, currently in Phase 3 development for patients undergoing chronic hemodialysis. Such infections cost the U.S. healthcare system approximately $6 billion annually and contribute significantly to increased morbidity and mortality. Neutrolin has FDA Fast Track status and is designated as a Qualified Infectious Disease Product, which provides the potential for priority review of a marketing application by FDA and allows for 5 additional years of QIDP market exclusivity in the event of U.S. approval. Neutrolin is already marketed as a CE Marked product in Europe and other territories. In parallel, CorMedix is leveraging its taurolidine technology to develop a pipeline of antimicrobial medical devices, with active programs in surgical sutures and meshes, and topical hydrogels.  The company is also working with top-tier researchers to develop taurolidine-based therapies for rare pediatric cancers.  For more information, visit: www.cormedix.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or CorMedix’s prospects, future financial position, financing plans, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: the risk of closing the convertible note financing with CorMedix’s largest investor; the resources needed to terminate the Phase 3 trial and the costs and time needed to submit a new drug application to the FDA; the risks and uncertainties associated with CorMedix’s ability to manage its limited cash resources and the impact on current, planned or future research, including the continued development of Neutrolin and research for additional uses for taurolidine; obtaining additional financing to support CorMedix’s research and development and clinical activities and operations; risks related to obtaining FDA approval of the new drug application for Neutrolin; relying on preclinical results that may not be indicative of success in clinical trials and might not be replicated in any subsequent studies or trials; and the ability to retain and hire necessary personnel to staff our operations appropriately. These and other risks are described in greater detail in CorMedix’s filings with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Investor Contact:
Dan Ferry
Managing Director
LifeSci Advisors
617-535-7746

CORMEDIX INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE LOSS
(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2018	2017	2018	2017
Revenue:
Net sales	$372,514	$61,075	$403,274	$236,801
Cost of sales	(312,434)	(66,652)	(374,672)	(178,276)
Gross profit (loss)	60,080	(5,577)	28,602	58,525
Operating Expenses:
Research and development	(8,289,094)	(6,014,260)	(23,169,750)	(16,028,151)
Selling, general and administrative	(2,012,439)	(1,992,134)	(5,861,279)	(6,683,953)
Total Operating Expenses	(10,301,533)	(8,006,394)	(29,031,029)	(22,712,104)
Loss From Operations	(10,241,453)	(8,011,971)	(29,002,427)	(22,653,579)
Other Income (Expense):
Interest income	5,411	37,156	30,383	89,164
Foreign exchange transaction loss	(77)	(4,692)	(4,230)	(11,515)
Change in fair value of derivative liability	-	(1,974,019)	-	(120,654)
Interest expense	-	(2,810)	(1,873)	(2,810)
Total Other Income (Expense)	5,334	(1,944,365)	24,280	(45,815)
Net Loss	(10,236,119)	(9,956,336)	(28,978,147)	(22,699,394)
Other Comprehensive Income (Loss):
Unrealized gain (loss) from investments	-	2,600	-	13,013
Foreign currency translation gain (loss)	(6,405)	(4,573)	(7,435)	512
Total Other Comprehensive Income (Loss)	(6,405)	(1,973)	(7,435)	13,525
Comprehensive Loss	(10,242,524)	(9,958,309)	(28,985,582)	(22,685,869)
Net Loss Per Common Share – Basic and Diluted	$(0.11)	$(0.17)	$(0.35)	$(0.44)
Weighted Average Common Shares Outstanding – Basic and Diluted	94,156,581	60,290,988	83,904,162	51,238,399

CORMEDIX INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30,	December 31,
	2018	2017
ASSETS
Cash and cash equivalents	$6,615,421	$10,551,282
Short-term investments	$-	$1,604,198
Total Assets	$8,048,675	$13,453,933

Total Liabilities	$17,546,249	$6,260,582
Accumulated deficit	$(181,136,389)	$(152,174,866)
Total Stockholders’ Equity	$(9,497,574)	$7,193,351

CORMEDIX INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Month Periods Ended September 30,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(28,978,147)	$(22,699,394)
Net cash used in operating activities	(16,500,414)	(21,310,019)
CASH FLOWS USED IN INVESTING ACTIVITIES:
Net cash provided by investing activities	1,555,305	5,290,988

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock from at-the-market program	11,012,647	347,362
Proceeds from the public offering of common stock and warrants	-	12,798,325
Proceeds from exercise of stock options	-	6,800
Net cash provided by financing activities	11,012,647	13,152,487
NET DECREASE IN CASH	(3,935,861)	(2,851,911)
CASH - BEGINNING OF PERIOD	10,551,282	8,236,043
CASH - END OF PERIOD	$6,615,421	$5,384,132